SCHEDULE 14A
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Adams Resources & Energy, Inc.
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ADAMS RESOURCES & ENERGY, INC.
4400 POST OAK PARKWAY, SUITE 2700
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 22, 2006

To our Stockholders:

Notice is hereby given that the Annual Meeting of Shareholders of Adams Resources & Energy, Inc. will be held at 4400 Post Oak Parkway, Suite 2700, Houston, Texas, on Monday, May 22, 2006 at 11:00 a.m., Houston time, for the following purposes:

1.     To elect a Board of seven Directors;

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.
      Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement. The close of business on April 3, 2006 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

By Order of the Board of Directors

David B. Hurst
Secretary

Houston, Texas
April 3, 2006

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY.

ADAMS RESOURCES & ENERGY, INC.
4400 Post Oak Parkway, Suite 2700
Houston, Texas 77027

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2006

This Proxy Statement and accompanying proxy are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Adams Resources & Energy, Inc., a Delaware corporation (the “Company”), for use at the 2006 Annual Meeting of Shareholders to be held at 4400 Post Oak Parkway, Suite 2700, Houston, Texas, on Monday, May 22, 2006 at 11:00 a.m., Houston time, and any and all adjournments thereof, (such meeting or adjournment(s) thereof referred to as the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 7, 2006.

The Company will pay the cost of solicitation of the proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by directors, officers and employees of the Company, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Compensation and expenses of any such firms, which are not expected to exceed $1,000, will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the close of business on April 3, 2006, the record date of those entitled to receive notice of and to vote at the meeting, the Company had outstanding 4,217,596 shares of common stock, $0.10 par value per share ("Common Stock"). The presences, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. Shareholders may not cumulate their votes for the election of directors. Directors shall be elected by a majority of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have no effect on the outcome of the vote on Item 1. Broker non-votes will not be counted in the tabulations of the votes cast on Item 1 and will have no effect on the outcome of the vote.

All shares represented by properly executed or submitted proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted FOR the election as directors of the nominees listed herein, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may nevertheless be revoked at any time before it is voted by the subsequent execution and submission of a revised proxy, by written notice of revocation to the Secretary of the Company or by voting in person at the meeting. However, simply attending the Annual Meeting and not voting will not revoke a proxy.

ELECTION OF DIRECTORS

The persons named as proxyholders in the enclosed proxy have been selected by the Board of Directors to serve as Proxies and will vote the shares represented by valid proxies at the Annual Meeting and any adjournments thereof. They have indicated that, unless otherwise specified in the proxy, they intend to vote for the election as director each of the persons named as a nominee listed below under “Nominees for Director” unless authority to vote in the election of directors is withheld on each proxy. Each nominee is currently a member of the Board of Directors. Each duly elected director will hold office until the 2007 Annual Meeting of Shareholders or until his successor shall have been elected and qualified. Although the Board of Directors of the Company does not contemplate that a nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors. Proxies cannot be voted in the election of directors for more than seven persons, as that is the number of nominees named herein.

Nominees for Director

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed below.

For each of the Company’s directors, the following table sets forth their names, ages, principal occupations, other directorships of public companies held by them, length of continuous service as a director and number of shares of Common Stock beneficially owned by each of them as of April 3, 2006. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

			Common Stock
	Principal Occupation	Director	Owned as of
Nominee and Age	And Directorship	Since	April 3, 2006

K. S. Adams, Jr. (83)	Chairman of the Board	1973	2,099,987(1)
	and Chief Executive
	Officer of the Company

E. C. Reinauer, Jr. (70)	International Project Manager	1973	7,873

Edward Wieck (82)	Land and Cattle	1976	12,000

E. Jack Webster, Jr. (85)	Chairman and CEO of Petrol	1985	15,189
	Properties, Inc.; Director United
	Missouri Bancshares, Inc.

Richard B. Abshire (53)	Vice President and Chief Financial Officer of the Company	1986	13,200

Frank T. Webster (57)	President and Chief Operating Officer of the Company	2004	5,000

William B. Wiener III (54)	Director --LECG, LLC	2004	1,200
________________________

(1)
Includes 1,644,275 shares owned by KSA Industries, Inc., 324,680 shares owned by Mr. Adams directly, 7,973 shares owned by Mrs. Adams, and 123,059 shares held in trusts for Mr. Adams’ grandchildren, with Mr. Adams serving as trustee.

All of the directors other than Mr. Adams own less than one percent of the class of shares outstanding. All of the directors have been engaged in the principal occupations indicated above for the last five years except Mr. Frank T. Webster and Mr. Wiener. Mr. Frank T. Webster joined the Company as its President, Chief Operating Officer and Director in May 2004. From July 2002 until May 2004, Mr. Webster was engaged in private investments. From December 2000 through July 2003 he served as Executive Vice President and Managing Director and also as President and Chief Executive Officer of Duke Capital Partners, LLC, a subsidiary of Duke Energy.

Since May 2005, Mr. Wiener has been a Director at LECG, LLC, a global expert services firm. Prior to joining LECG he was President of WBW Enterprises, a private investment firm since 2003. From 2000 through 2003, Mr. Wiener was Senior Vice President and Chief Investment Officer of Duke Energy North America and also Chief Investment Officer of Duke Capital Partners, LLC.

During 2005, the Company’s Board of Directors also included Mr. R. H. Stevens, Jr. and Mr. Vincent H. Buckley. Mr. Stevens was an independent director of the Company while Mr. Buckley was the Company’s Executive Vice President and General Counsel. Mr. Stevens resigned from the Board in September 2005 upon entering into a direct business relationship with the Company’s Chairman and Chief Executive Officer. The resignation of Mr. Stevens was prompted by his no longer being an independent director under American Stock Exchange guidelines. In connection with Mr. Stevens’ resignation, Mr. Buckley also resigned as a Director in order to maintain the makeup of the Board to include a majority of outside independent directors.

Meetings and Committees of the Board

In 2005, the Board met four times in person and had two additional telephonic meetings. During 2005, all directors attended at least 75% of the meetings of the Board and the committees on which they served for the period in which they held office. It is the Company’s policy that all persons nominated for election to the Board at the time of the annual meeting be present at such meeting. All directors attended the 2005 annual meeting except Mr. E. Jack Webster was unable to attend due to an injury. The Board has three standing committees. The duties of each committee are described below.

	Summary of	Committee	Meetings in
Committees of the Board	Responsibilities	Members	2005

Audit	Retains independent accountants and pre-approves their services. Reviews and approves financial statements and internal controls.	Reinauer, Jr.* Wieck E. Jack Webster, Jr. Wiener III**	Six

Compensation	Evaluates the performance of the Chief Executive Officer and establishes the compensation of the Chief Executive Officer and other executive officers.	Reinauer, Jr.* Wieck E. Jack Webster, Jr. Wiener III	Two

Nominating	Identifies, considers and recommends to the Board nominees for directors.	Reinauer, Jr.* Wieck E. Jack Webster, Jr. Wiener III	Two
_______________________________

*Indicates Committee chair
**Mr. Wiener has been designated as the Company's Audit Committee financial expert under Item 401(h) of Regulation S-K.

The responsibilities of the Audit Committee, Compensation Committee and Nominating Committee are described in each of the committees’ respective charters, which were adopted by the respective committees and the Board. These committee charters are available on the website at www.adamsresources.com. The Audit Committee charter has also been included as Appendix A to this Proxy Statement. Copies may also be obtained by writing to Investor Relations, Adams Resources & Energy, Inc., 4000 Post Oak Parkway, Suite 2700, Houston TX 77027.

Independence

The Company’s Board of Directors is comprised of a majority of independent directors as defined under American Stock Exchange listing standards. There are no family relationships among any of the directors or executive officers of the Company. The directors determined by the Board to be independent are Mr. Reinauer, Mr. Wieck, Mr. Jack Webster, Jr. and Mr. Wiener. The Board has determined that none of the designated independent directors has any relationship that, under American Stock Exchange rules, would preclude their service on any of the standing committees of the Board. In addition, the Board requires each of its members and each of the director nominees to disclose in an annual questionnaire any relationship he or she or his or her family members have had with the Company, its subsidiaries, its independent accountants, directors and officers within the past five years. The Board considers any such relationship in making its determination.

Nomination Policy

The Nominating Committee of the Board of Directors consists of Messrs. Reinauer, Jack Webster, Jr., Wieck and Wiener. Each of the members of the Nominating Committee is independent, as defined in Section 121A of the listing standards of the American Stock Exchange.

The Nominating Committee identifies and recommends to the Board nominees for directors to be considered at the annual meeting of shareholders. The Committee also considers nominees submitted by stockholders to the Secretary of the Company in accordance with the procedures set forth in the Company’s Bylaws. You may obtain a copy of the Bylaws by writing to Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston TX 77027, Attention: Corporate Secretary, David Hurst. The Company’s Bylaws can also be found on the Company’s website at www.adamsresources.com.

In identifying and evaluating candidates for nomination to the Board, the Nominating Committee considers several factors, including education, experience, knowledge, expertise, independence and availability to effectively carry out the duties of a Board member. The qualifications and backgrounds of prospective candidates are reviewed in the context of the current composition of the Board to ensure the Board maintains the proper balance of knowledge, experience and diversity to effectively manage our business for the long-term interests of the shareholders.

In connection with the Annual Meeting, the Nominating Committee has recommended the Directors listed in this proxy.

Communications with the Board

You may contact our Board, a committee of our Board, or an individual director by writing to them at Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston TX 77027, Attention: Corporate Secretary-Board Communication. All communications will be compiled by the Secretary and submitted to the presiding member of the Board, a committee chair, or an individual director, as applicable, on a periodic basis. The Secretary will respond to letters to take other actions in accordance with instructions from the applicable Board contact.

Director Compensation

Directors who are employees of the Company do not receive fees or any other compensation for their services as directors. Directors who are not employees receive an annual retainer of $20,000, plus Mr. Wiener receives an additional $10,000 to serve in his capacity as the Company’s designated financial expert. In addition, non-employee directors are reimbursed for expenses, including travel, they incur in connection with attending meetings.

EXECUTIVE OFFICERS

The following table provides information regarding the executive officers of the Company as of March 30, 2006. The officers of the Company serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
K. S. Adams, Jr.	83	Chairman and Chief Executive Officer

F. T. Webster	57	President and Chief Operating Officer

Richard B. Abshire	53	Vice President and Chief Financial Officer

K. S. "Bud" Adams, Jr. founded the Company's predecessor, Ada Oil Company, in 1947 with its primary interest involving oil and gas exploration and production. Mr. Adams' personal holdings in oil and gas properties and real estate became the basis of the Company when it made its initial public offering in 1974. In addition to his involvement with Adams Resources & Energy, Inc., Mr. Adams' other business interests include farming, ranching and automobile dealerships, and he owns the National Football League franchise Tennessee Titans.

F. T. “Chip” Webster was elected President and Chief Operating Officer of the Company in May 2004. Mr. Webster was previously President and Chief Executive Officer of Duke Capital Partners, a business unit of Duke Energy. Prior to joining Duke, he was a partner and managing director of Andersen’s energy corporate finance group. He also spent 20 years in energy and corporate banking with First City Bank-Houston where he was Executive Vice President. He is a member of the Independent Petroleum Association of America and the Houston Producers’ Forum.

Richard B. Abshire joined the Company in 1985 and was previously employed by Arthur Andersen & Co. Mr. Abshire is a Certified Public Accountant in the State of Texas and he serves as the Company’s principal financial and accounting officer.

In addition to the above named officers, Mr. Vincent H. Buckley served the Company as Executive Vice President and General Counsel from August 2002 until his death in January 2006.

Employment Agreements

Mr. F. T. Webster entered into an employment agreement with the Company in May 2004. He is to serve as President and Chief Operating Officer of the Company and will receive $350,000, $367,000 and $385,000 as base salary from May 14, 2004 to May 13, 2005, May 14, 2005 to May 13, 2006 and May 13, 2006 to May 14, 2007, respectively. In addition to his salary, Mr. F. T. Webster is entitled to receive a one-time bonus in the amount of $100,000 less applicable withholding and deductions. Pursuant to the terms of his employment agreement, the entire amount of the bonus was used by Mr. Webster to purchase stock of the Company in his name and for his own account. Mr. F. T. Webster is eligible to participate in any leave, insurance and other employee benefit plans of the Company that may be in effect from time to time for management-level employees. In addition, he is eligible to earn annual performance bonuses at the sole discretion of the Board of Directors based on year-over-year increases in the profitability of the Company and the recommendation of the Chairman of the Board. In the event Mr. F. T. Webster’s employment is terminated due to his death, his estate will be entitled to receive: (i) any earned and unpaid salary accrued through the date of his death; (ii) any benefits due to applicable plans and programs of the Company; and (iii) if applicable, any benefits due under or pursuant to workers compensation. In the event Mr. F. T. Webster becomes disabled to the extent that he is unable to perform his duties and responsibilities under his employment agreement and such disability continues for a period of 90 days or an aggregate of 120 days during any calendar year, the Company will have the right to terminate the employment agreement upon 10 days’ prior written notice. In the event Mr. F. T. Webster’s employment is terminated due to his disability, Mr. Webster will be entitled to receive: (i) any earned and unpaid salary accrued through the date of termination; (ii) any benefits due to applicable plans and programs of the Company; and (iii) any benefits available to him pursuant to applicable law. In the event Mr. F. T. Webster is terminated for cause he will be entitled to receive; (i) any earned and unpaid salary accrued through the date of termination of his employment; (ii) any benefits due to applicable plans and programs of the Company; and (iii) any benefits available to him pursuant to applicable law. In the event Mr. F. T. Webster voluntarily resigns, he will be entitled to receive only any earned and unpaid salary accrued through the actual date of acceptance of his resignation by the Board of Directors. In the event Mr. F. T. Webster’s employment is terminated without cause, he will be entitled to receive the balance of his salary due under the employment agreement subject to offset for amounts which he receives due to any other employment or work. If there is a change of control of the Company and as a result of such change of control Mr. F. T. Webster’s employment agreement is terminated, then he will receive the greater of: (i) the remaining salary due to him under his employment agreement and (ii) a sum equal to $385,000 less applicable withholdings and deductions. Mr. F. T. Webster’s employment agreement will terminate May 13, 2007. The contract was amended on May 18, 2005 to extend the termination date to May 13, 2008 with all other terms remaining unchanged.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of the Company’s Chief Executive Officer and each of the Company’s other executive officers during the three fiscal years ended December 31, 2005, 2004 and 2003. There were no pension plans, stock options or shares of restricted stock granted by the registrant during the periods presented.

Name and		Annual Compensation
Principal Position	Year	Salary	Bonus	Other (1)
K. S. Adams, Jr.	2005	$175,000	$150,000	$6,320
Chairman and Chief	2004	$155,703	$75,000	$7,154
Executive Officer	2003	$150,406	$-	$5,394

F. T. Webster(2)	2005	$360,135	$225,000	$12,145
President and	2004	$210,000	$100,000	$-
Chief Operating Officer

Vincent H. Buckley	2005	$175,000	$75,000	$9,127
Executive Vice President	2004	$155,384	$50,000	$6,154
and General Counsel	2003	$150,000	$ -	$-

Richard B. Abshire	2005	$220,000	$150,000	$13,200
Vice President and	2004	$204,307	$75,000	$13,200
Chief Financial Officer	2003	$200,000	$-	$12,908
________________________
(1)	Includes car allowance and employer matching contributions to the Company's 401(k) savings plan.
(2)	Mr. Webster joined the Company in May 2004.

REPORT OF COMPENSATION COMMITTEE

Compensation Philosophy

The Company’s compensation philosophy has the following objectives and executive compensation levels are determined in consideration thereof.
•	Establish and maintain a level of compensation that is competitive within the Company’s industry.
•	Provide an incentive mechanism for favorable results.
•	Provide a level of executive compensation that is consistent with the level of compensation for non-executive personnel.
•	Maintain a compensation system that is consistent with the objectives of sound corporate governance.

Elements of Compensation

The Company’s executive compensation program is comprised of the following elements.
•	Base salary
•	Discretionary bonus
•	Benefits

Base salaries are initially determined based on negotiations occurring at the time of the executive joining the Company. In subsequent years, such levels may be adjusted based on current competitive conditions. Discretionary bonuses are used as an incentive for favorable results. The discretionary bonus may also serve as a supplement to base salary levels, while allowing the Board to avoid such expense during a year when earnings do not meet expectation. A pre-defined formula bonus system is not utilized. This is because the discretionary approach is believed to better align management with the long-term interest of the Company rather than toward a set short-term formula target.

The determination of a discretionary bonus generally originates with a recommendation from executive officers based on the Company’s compensation philosophy. An important consideration for the recommended amount is the level of salaries and bonuses paid to the Company’s non-executive officer employees. The Company has a diverse group of non-executive employees with levels of compensation consistent with industry practices and varying responsibilities. Recommended bonus amounts are consistent with the bonus amounts and concepts applied to non-executive employees. The Compensation Committee retains final approval authority over such recommended amounts.

The Company also provides employee benefits, which primarily consist of a 401 (k) Plan and an employer sponsored medical plan. The benefits provided the executive officer group are no different than those offered to non-executive employees. The Company does not provide stock options or other common stock incentives. The Company does not offer a defined benefit pension plan.

Chairman and Chief Executive Officer Compensation

Mr. Adams’ base salary, discretionary bonus and benefits for each of the past three years is presented in the table above. The methodology for establishing such levels of compensation is consistent with the methodology utilized for other executive officers. As the major shareholder of the Company, Mr. Adams is acutely aware of the need to balance the goal of reinvesting available cash flow to build the Company’s equity base with the need to attract and retain key employees.

Internal Revenue Code 162(m) Considerations

Section 162(m) of the Internal Revenue Code, as amended, limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid officers in any year, unless the compensation meets certain performance requirements. The Company has no officers receiving compensation in excess of $1 million.

Conclusion

We strive to maintain an executive compensation program that aligns executive awards with the long-term goals of the Company and financial returns to shareholders. We believe our compensation methodology and levels of compensation are consistent with these objectives.

E. C. Reinauer, Jr. Chairman
E. Jack Webster, Jr.
Edward Wieck
William B. Wiener III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors during the year ending December 31, 2005 were Messrs. Reinauer (Chairman), Jack Webster, Jr., Wieck and Wiener. None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company of any of its subsidiaries or had any relationship requiring disclosure by the Company during the year ended December 31, 2005. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity that had an executive officer serving as a member of the Company’s Board of Directors or the Compensation Committee.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP performed the audit of the Company’s consolidated financial statements for the year ended 2005. The scope and all fees associated with audit and other services performed by Deloitte and Touche are pre-approved by the Audit Committee on an annual basis. The aggregate fees billed for 2005 and 2004 are set forth below:
	2005	2004
Audit Fees:
Audit of Consolidated Financial Statements	$323,100	$348,800
Subsidiary Company audit	15,000	10,000
Audit Related Fees -
Internal control advisory	160,600	2,560
Total Audit fees and Audit Related Services	498,700	361,360
Tax Fees	11,300	-
All Other Fees	-	-
Total	$510,000	$361,360

The Audit Committee has the responsibility to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and its subsidiaries and the sufficiency of the audits of all Company activities. This committee is the Board's agent in ensuring the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to stockholders. The Audit Committee is the focal point for communication between other directors, the independent auditors and management as their duties relate to financial accounting, reporting and controls. The Audit Committee is also responsible for reviewing the financial transactions of the Company involving any related parties.

Audit Committee Pre-Approval Policies

The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company’s independent registered public accountants for non-audit services. This policy relates to audit services, audit-related services, tax and all other services which may be provided by the Company’s independent registered public accountants and is intended to assure that such services do not impair the auditor’s independence. The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent registered public accountants. Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accountants. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved. The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent registered public accountants. Any proposed services exceeding these levels will require pre-approval by the Audit Committee.

All of the services provided by the Company’s principal accounting firm described in the table above were approved in accordance with this policy and the Audit Committee has determined that the independent registered public accountants’ independence has not been compromised as a result of providing these services and receiving the fees for such services as noted above.

REPORT OF THE AUDIT COMMITTEE

April 3, 2006

To the Board of Directors:

The Audit Committee of the Board of Directors consists of Messrs. Reinauer, Jack Webster, Jr., Wieck and Wiener. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors and attached to this Proxy Statement as Appendix A. Each of the members of the Audit Committee is independent, as defined in Section 121A of the listing standards of the American Stock Exchange.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005.

We have discussed with the independent auditors the matters discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have had discussions with the independent auditors about the items required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board. We have also discussed with the auditors the auditors’ independence and have reviewed the written disclosures and the formal letter from the independent auditors required by Independence Standard No. 1.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

E. C. Reinauer, Jr., Chairman
E. Jack Webster, Jr.
Edward Wieck
William B.Wiener III

PERFORMANCE GRAPH

The performance graph shown below was prepared under the applicable rules of the Securities and Exchange Commission based on data supplied by Standard & Poor’s Compustat. The purpose of the graph is to show comparative total stockholder returns for the Company versus other investment options for a specified period of time. The graph was prepared based upon the following assumptions:

      1. $100.00 was invested on December 31, 2000 in the Company's common stock, the S&P 500 Index, and the
    S&P 500 Integrated Oil and Gas Index.

2.  Dividends are reinvested on the ex-dividend dates.

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
ADAMS RESOURCES & ENERGY INC	100	56.72	39.11	102.66	135.90	178.90
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 INTEGRATED OIL & GAS	100	94.25	82.75	104.86	135.09	158.91

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2005 were timely filed.

TRANSACTIONS WITH RELATED PARTIES

Mr. K. S. Adams, Jr., Chairman and Chief Executive Officer, and certain of his family partnerships and affiliates have participated as working interest owners with the Company’s subsidiary, Adams Resources Exploration Corporation. Mr. Adams and such affiliates participate on terms no better than those afforded the non-affiliated working interest owners. In recent years, such related party transactions tend to result after the Company has first identified oil and gas prospects of interest. Due to capital budgeting constraints, typically the available dollar commitment to participate in such transactions is greater than the amount management is comfortable putting at risk. In such event, the Company first determines the percentage of the transaction it wants to obtain, which allows a related party to participate in the investment to the extent there is excess available. Such related party transactions are individually reviewed and approved by the Audit Committee comprised of the independent directors on the Company’s Board of Directors. As of December 31, 2005, the Company owed a combined net total of $112,800 to these related parties. In connection with the operation of certain oil and gas properties, the Company also charges such related parties for administrative overhead primarily as prescribed by the Council of Petroleum Accountants Society Bulletin 5. Such overhead recoveries totaled $147,000 in 2005.

In August 2000, the Company was approached by a third party to join in an acquisition of certain producing oil and gas reserves in Escambia County, Alabama. The Company’s share of the acquisition would have been approximately $12 million. Due to capital constraints at the time, the Company decided against direct participation, but rather promoted Mr. Adams for a 15 percent back-in interest after payout. In October 2005, Mr. Adams elected to sell his purchased interest causing the property to achieve payout status. The Company’s resulting share of the gain was $942,000, which Mr. Adams paid in cash to the Company.

  David B. Hurst, Secretary of the Company, is a partner in the law firm of Chaffin & Hurst. The Company has been represented by Chaffin & Hurst since 1974 and plans to use the services of that firm in the future. Chaffin & Hurst currently leases office space from the Company. Transactions with Chaffin & Hurst are on the same terms as those prevailing at the time for comparable transactions with unrelated entities.

The Company also enters into certain transactions in the normal course of business with other affiliated entities. These transactions with affiliated companies are on the same terms as those prevailing at the time for comparable transactions with unrelated entities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of Common Stock of the Company held of record on April 3, 2006, by beneficial owners of more than five percent of the Common Stock, and by all officers and directors as a group. Unless otherwise indicated, each person named below has sole voting and investment power over all shares of Common Stock indicated as beneficially owned.

Name and address	Beneficial	Percent
Of Beneficial Owner	Ownership	Of Class
K. S. Adams, Jr.	2,099,987(1) shares	49.8%
4400 Post Oak Parkway, Suite 2700
Houston, TX 77027

FMR Corp.	421,800(2) shares	10.0%
82 Devonshire St.
Boston, MA 02109

Officers and Directors	2,154,449 shares	51.1%
as a group (7 persons)

(1)	Includes 1,644,275 shares owned by Mr. Adams directly, 7,973 shares owned by Mrs. Adams and 123,059 shares held in trusts for Mr. Adams’ grandchildren, with Mr. Adams serving as trustee.
(2)
Based on information contained in a Schedule 13G filed October 10, 2002 as amended. Beneficial owners associated with FMR Corp. include Fidelity Management & Research Company, Fidelity Low-Priced Stock Fund, Edward C. Johnson 3d and Abigail P. Johnson.

CODE OF ETHICS

The Company has adopted a code of ethics (the “Code of Ethics”) that applies to all officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions (the “Principal Financial Officers”). A copy of the Company’s Code of Ethics is posted on the Company’s Internet website at www.adamsresources.com and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Ethics with respect to its Principal Officers by posting such information on this Internet website.

ADDITIONAL INFORMATION

Appointment of Auditors

The present intention of the Audit Committee of the Board of Directors is to appoint Deloitte & Touche LLP, independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2006. Deloitte & Touche LLP was first appointed as the Company’s auditors in 2002. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholders Proposals

Any stockholder may communicate with the Board of Directors, any committee of the Board, or any director, by sending written communications addressed to the Board of Directors of Adams Resources & Energy, Inc., a Board committee or such individual director or directors, c/o Investor Relations Manager, Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston, Texas 77027. All communications will be forwarded to the Board, the Board committee or such individual director or directors in accordance with the request of the stockholder.

Any proposal to be presented by any stockholder at the 2007 Annual Meeting of Stockholders must be received by the Company prior to December 1, 2006.

Other Matters

The Company knows of no matters to be presented for consideration at the meeting other than those described above. If other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying proxy, and acting pursuant to authority granted thereunder, will vote in accordance with their best unanimous judgment on such matters.

By Order of the Board of Directors

David B. Hurst
Secretary
Houston, Texas
April 3, 2006